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EXHIBIT 99(a)


                               HECHINGER COMPANY
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (in thousands)
                                  (unaudited)

                                                   JAN. 3, 1998    JAN. 4, 1997
                                                    (14 WEEKS)      (13 WEEKS)
                                                   --------------------------
REVENUES
Net sales                                          $ 922,807        $ 491,269
Other (principally interest)                           1,223              806
                                                   --------------------------
Total Revenues                                       924,030          492,075

COSTS AND EXPENSES
Cost of sales                                        755,884          393,231
Selling, general and administrative expenses         174,422          103,455
Interest expense                                      19,379           10,539
Business consolidation costs                          13,949                -
                                                   --------------------------
Total Costs and Expenses                             963,634          507,225
                                                   --------------------------
LOSS BEFORE INCOME TAXES                             (39,604)         (15,150)

INCOME TAX EXPENSE/(BENEFIT)                               -                -
                                                   --------------------------
NET LOSS                                           ($ 39,604)       ($ 15,150)
                                                   ==========================


See notes to condensed consolidated financial statements.